                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted (by Rule
    14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              Telechips Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                 Not Applicable.
--------------------------------------------------------------------------------
                     (Name of Person Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X]    No fee required.
         [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
                and 0-11.

                (1) Title of each class of securities to which transaction applies:

                         -------------------------------------------------------

                (2) Aggregate number of securities to which transaction applies:

                         -------------------------------------------------------

                (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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                (4)      Proposed maximum aggregate value of transaction:

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                (5)      Total Fee paid:

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         [ ]    Fee paid previously with preliminary material: _________________

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                (1)      Amount previously paid:

                         -------------------------------------------------------

                (2)      Form, Schedule or Registration Statement No.:

                         -------------------------------------------------------

                (3)      Filing party:

                         -------------------------------------------------------

                (4)      Date filed:

                         -------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 21, 1997



         The Annual Meeting of the Shareholders of TELECHIPS CORPORATION (the "Company") will be held at 6880 South McCarran Boulevard, Reno, Nevada, on May 21, 1997, at 2:00 P.M., Pacific Daylight Time, for the following purposes:

1.       To elect four directors to the Company.

2. To ratify the selection of Coopers & Lybrand, LLP, as the Company's certified public accountants.

3. To consider and act upon such other matters as may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 1, 1997, as the record date for determination of the shareholders entitled to notice of and to vote in person or by proxy at the Annual Meeting.

         Whether or not you presently plan to attend the meeting in person, the Board of Directors urges you to date, sign and promptly return the enclosed proxy. Your giving of such proxy does not preclude your right to vote in person if you attend the meeting. A postage-prepaid envelope is enclosed for your convenience in returning the signed proxy.

         Your early attention to the proxy will be appreciated.

                                            By Order of the Board of Directors




                                            Nelson B. Caldwell
                                            President & Chief Executive Officer


Reno, Nevada
Dated: April 16, 1997



A COPY OF THE COMPANY'S MOST CURRENT ANNUAL REPORT ON FORM 10-KSB AND A PROXY STATEMENT ACCOMPANY THIS NOTICE.

                              TELECHIPS CORPORATION
                6880 South McCarran Boulevard, Reno, Nevada 89509

                             -----------------------

                                 PROXY STATEMENT

                            ------------------------

         A Notice of the Annual Meeting of Stockholders of TELECHIPS CORPORATION (the "Company") is set forth on the preceding page, and enclosed herewith is a form of proxy solicited by the Board of Directors of the Company. This proxy statement is being first sent to stockholders on or about April 17, 1997.

SOLICITATION OF PROXIES

         This proxy solicitation is being made by the Board of Directors of the Company. The expense of the solicitation will be paid by the Company. To the extent necessary to assure sufficient representation at the Annual Meeting, proxies may be solicited by any appropriate means by directors, officers, regular employees of the Company and the stock transfer agent for the Company's Common Stock (the "Common Stock"), who will not receive any additional compensation therefor. The Company will request that banks, brokers and other fiduciaries solicit their customers who own beneficially the Common Stock listed of record in names of nominees and, although there is no formal arrangement to do so, the Company will reimburse such persons the reasonable expenses of such solicitation.

VOTE REQUIRED AND VOTING PROCEDURES

         Only stockholders of record as of the close of business on April 1, 1997 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting and/or any adjournment thereof. The outstanding stock of the Company on the Record Date entitled to vote consisted of 1,094,262 shares of Common Stock.

         Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share standing in its name on the books of the Company as of the Record Date on each of the matters duly presented for vote at the Annual Meeting.

         In connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting, the Board of Directors has designated Kevin A. Coyle as proxy.

         The Board of Directors is not aware of any matters that will come before the Annual Meeting other than as described above. However, if such matters are presented, the named proxy will, in the absence of instructions to the contrary, vote such proxies in accordance with the judgment of such named proxy with respect to any such other matter properly coming before the Annual Meeting.

         A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. The four nominees for director receiving the highest number of votes will be elected as directors. Therefore, an abstention or broker-non-vote (as described below) will have no impact on the election of directors. The affirmative vote of a majority of the shares of Common Stock represented and voting (in person or by proxy) at the Annual Meeting (provided such affirmative votes constitute a majority of the required quorum, which quorum is a majority of the shares outstanding on the Record Date) is required by the Company for ratification of the selection of Coopers & Lybrand L.L.P. as the Company's certified public accountants. (Applicable law does not require stockholder approval of the selection of accountants.)

         Votes that are cast against a proposal will be counted for purposes of determining (i) the presence or absence of a quorum; and (ii) the total number of votes cast with respect to such proposal.

         While there is no definitive statutory or case law authority in Nevada as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the ratification of the selection of accountants, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business; and (ii) the total number of votes cast with respect to such proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in such manner. Accordingly, abstentions as to the ratification of selection of accountants will have the same effect as a vote against such proposal.

         A proxy submitted by a stockholder may indicate that all or a portion of the shares of Common Stock represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

         All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted as specified in the proxy; if no specification is made and if discretionary authority is conferred by the stockholder, the shares will be voted FOR the election of nominees for director and the proposals described below.

REVOCABILITY OF PROXIES

         A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting the shares in person.

INSPECTOR OF ELECTIONS

         The Board of Directors has appointed Mickey J. Friend of Coopers & Lybrand L.L.P., the Company's certified public accountants, as the Inspector of Elections for the Annual Meeting. The Inspector of Elections will determine the number of shares of Common Stock represented in person or by proxy at the Annual Meeting, whether a quorum exists, the authenticity, and validity and effect of proxies, and will receive and count the votes.

                              ELECTION OF DIRECTORS

         The Company currently has four directors. Four nominees are to be voted upon at the Annual Meeting for directors to serve until the 1998 annual meeting and until their successors have been duly elected and qualified.

         The four nominees are listed in the following section together with summary biographical information as to each. Each nominee has consented to be named in this proxy statement and has consented to serve as a director, if so elected. The Company has no reason to believe that any of the nominees will not be available to serve. If, however, any nominee should for any reason become unable or unwilling to serve, the shares represented by proxies received by the Company will (unless otherwise directed) be voted for the election of such other person as the Board of Directors may nominate, in place of the unavailable nominee.

         The nominees receiving the highest number of affirmative votes, up to the number of directors to be elected by such shares, shall be elected at the Annual Meeting. Votes against directors and votes withheld shall have no effect. Elections for directors shall not be made by ballot, unless a stockholder shall demand election by ballot at the Annual Meeting and before the voting begins.

         In connection with initial public offering of the Company's securities, the Company has agreed, for a period of five years following October 16, 1995, if so requested by Whale Securities Co., L.P. (the "Underwriter"), to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors and to compensate such designee in the same manner as it compensates other non-management directors of the Company. The Underwriter has not yet exercised its rights to designate such a person.

           THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE FOLLOWING
                                    NOMINEES

DIRECTOR NOMINEES

         NELSON B. CALDWELL, CPA, 40, has been President, Chief Executive Officer, Chief Financial Officer and a director since February, 1997. Mr. Caldwell has been the Secretary since May, 1995. Mr. Caldwell was Vice President -- Finance of the Company from May, 1995, to February, 1997. From June, 1989, to April, 1995, Mr. Caldwell held various positions with the accounting firm of Coopers & Lybrand, L.L.P., most recently as manager in the business assurance practice. Coopers & Lybrand, L.L.P., is the Company's independent auditor and has issued a report on the Company's financial statements included in this report.

         RANDALL PINATO, 52, has been Executive Vice President -- Sales and Marketing of the Company, and a Director since July, 1993. From July, 1992, to July, 1993, Mr. Pinato was National Sales Director for NSC. From August, 1990, until June, 1992, Mr. Pinato was Director of Sales at AT&T's UNIX Systems Laboratories; and from June, 1987, until July, 1990, Mr. Pinato was a Vice President of Sales of Voysys Corporation.

         FRANK S. VIGILANTE, 67, was a director with Network Equipment Technologies from April, 1992, to August, 1996. He has been a director of the Visiting Nurses Association of Central New Jersey since October, 1991. Mr. Vigilante has also been a director of the Arthritis Foundation of New Jersey since February, 1986, and is currently its Chairman. He was a consultant with Pyramid Technologies Corporation from April, 1987 to February, 1995. Mr. Vigilante held various positions with AT&T and, in 1985, he became a Senior Vice President. Mr. Vigilante retired from AT&T in 1987 after 30 years of service.

         RICHARD ADREY, 52, has been a director of the Company since February, 1997. Mr. Adrey has been president of Coastline Financial, a financial advisory and merchant banking entity based in Boca Raton, Florida since 1992. Prior to that, Mr. Adrey worked as an investment banker and financial advisor for 25 years in specialized public and private financings and corporate turnaround situations. Mr. Adrey is also a director of Vacation Break USA and Exothermal Technology Corporation.

EXECUTIVE OFFICERS NOT NOMINATED TO THE BOARD

         CALVIN DECOURSEY, 53, was Vice President -- Engineering of the Company from its inception in January, 1991, until May, 1995, and was a Director of the Company from its inception until October, 1994. Since June, 1995, he has been Vice President -- Technology of the Company. From October, 1986, until July, 1990, Mr. DeCoursey was Hardware Manager at Voysys Corporation.

         HANS JUNKER, 65, was Vice President -- Operations from the Company's inception to December, 1996. Mr. Junker has been Vice President -- Engineering of the Company since December 1996 and was a Director of the Company from inception until October, 1994. From October, 1986, until July, 1990, Mr. Junker was Director of Hardware Engineering at Voysys Corporation. From April, 1986, to the present, Mr. Junker has served as Chairman of the Board of Directors, Secretary and Treasurer of Commercial Sign Supplies, Inc., a vendor of sign painting supplies. Mr. Junker devotes his full time to the Company and devotes a minimal amount of time to Commercial Sign Supplies, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information as of April 1, 1997 (the "Reference Date") with respect to the beneficial ownership of (i) each person who beneficially owns more than 5% of the outstanding shares of Common Stock;
(ii) each director; (iii) certain named executive officers; and (iv) all officers and directors as a group. Except as otherwise indicated below, the address for each such person is: c/o Telechips Corporation, 6880 S. McCarran Boulevard, Reno, Nevada 89509.


Name and Address of                            Amount and Nature of              Percentage
Beneficial Owner                               Beneficial Ownership(1)           Beneficially Owned
----------------                               -----------------------           ------------------
Hans Junker..................................     11,954(2)                           1.1%
Randall Pinato...............................     11,754(3)                           1.1%
Richard Adrey................................      3,334(4)                           *
Frank S. Vigilante ..........................      2,000(5)                           *
Nelson B. Caldwell...........................      2,628(6)                           *
All Officers and Directors as a
Group (six persons)..........................      43,421(7)                          3.9%

---------------
*        Less than 1%.

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days from the date of this report upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) exercisable within such period have been exercised. Percentage figures based on 1,094,262 shares of Common Stock outstanding on the Reference Date, and including 16,087 shares of Common Stock held in escrow pursuant to the Series B Escrow Agreement by and among the Company, American Stock Transfer Company of New York as escrow agent, and certain stockholders of the Company, dated as of October 31, 1994, as amended on October 20, 1995 (the "Escrow Agreement").

(2) Consists of (i) 2,574 shares of Common Stock; (ii) 2,574 shares of Common Stock held in escrow pursuant to the Escrow Agreement; (iii) 6,606 shares of Common Stock held in escrow pursuant to the Founder's Options; and (iv) 200 shares held by the Hans Jorgen Junker Trust, of which Mr. Junker is the trustee.

(3) Consists of (i) 2,574 shares of Common Stock; (ii) 2,574 shares of Common Stock held in escrow pursuant to the Escrow Agreement; and (iii) 6,606 shares of Common Stock held in escrow under the terms of the Founder's Options.

(4) Consists of 3,333 shares underlying currently exercisable options held of record by Coastline Financial Group, Inc. of which Mr. Adrey is a controlling person.

(5) Consists of an option to purchase Common Stock held in escrow pursuant to the terms of the Director's Option Agreements entered into between the Company and nonemployee directors of the Company.

(6) Consists of (i) 22 shares of Common Stock owned of record by the Zamora Family Trust, of which Mr. Caldwell is the trustee; and (ii) 2,606 shares of Common Stock reserved for issuance upon exercise of stock options.

(7) Consists of (i) 7,944 shares of Common Stock; (ii) 7,722 shares of Common Stock held in escrow pursuant to the terms of the Escrow Agreement; (iii) 21,816 shares of Common Stock held in escrow pursuant to the terms of the Directors and Founders Options; and (iv) 5,939 shares reserved for issuance upon exercise of currently exercisable options.


COMMITTEES OF THE BOARD OF DIRECTORS

         The Compensation Committee consists of Messrs. Adrey and Vigilante. This Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and reviews general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the Company's stock option plans. The Compensation Committee met three times during the last fiscal year.

         The Audit Committee consists of Messrs. Adrey and Vigilante. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met twice during the last fiscal year.

         The Nomination Committee consists of Messrs. Adrey and Vigilante. The Nomination Committee identifies and nominates qualified persons to be elected to the Board of Directors. The Nomination Committee will not consider nominees recommended by security holders. The Nomination Committee met four times during the last fiscal year.

         The Finance Committee consists of Messrs. Adrey and Vigilante. The Finance Committee is authorized to pursue, develop and evaluate possible financing sources for the Company and to present any viable sources to the Board of Directors. The Finance Committee did not meet during the last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission, by a specified date, reports regarding their ownership of Common Stock. Bruce Chatterley and Frank Vigilante each filed a late Form 3 with respect to their selection to the Board of Directors in 1996.

BOARD MEETINGS

         The Company's Board of Directors met 12 times during the last fiscal year and executed two unanimous written consents. Each director attended a minimum of 75% of the aggregate of (i) the Board meetings; and (ii) the meetings of Committees of the Board on which such director served.

DIRECTOR COMPENSATION

         Each nonemployee director is reimbursed for all out-of-pocket expenses incurred by him in attending Board meetings and performing other duties on behalf of the Company.

         On October 11, 1996, Bruce Chatterley, Richard Wolf and Frank Vigilante, each received 2,000 and Howard Phillips received 1,000 nonqualified options under the Company's Directors Plan for Initial Grant Options (the "Director's Option"). See "1996 Director's Stock Option Plan." With the exception of Frank Vigilante, each recipient exercised such options pursuant to a Note Exercise.

         On August 19, 1996, Richard E. Salwen resigned as a member of the Board of Directors and forfeited 722 shares of common stock. On January 7, 1997, Howard Phillips and Richard Wolf resigned as members of the Board of Directors and forfeited 1,500 shares and 1,833 shares, respectively. On January 30, 1997,
C. A. Burns resigned as Chief Executive Officer, President and Chairman and forfeited 9,873 shares of common stock. On January 31, 1997, Bruce Chatterley resigned as a member of the Board of Directors and forfeited 2,000 shares of common stock.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Company for services performed on the Company's behalf during each of the last three completed fiscal years with respect to the Company's Chief Executive Officer and each of the Company's other executive officers whose annual compensation during the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                   Fiscal Year                                        Other Annual                         All Other
                                      Ended                                           Compen-             Options          Compen-
Name and Principal Position        December 31         Salary($)        Bonus($)      sation($)           (In Shares)      sation($)
---------------------------        -----------         ---------        --------      ---------           -----------      ---------
Nelson B. Caldwell, Chief             1996                80,000            --            --                   --              --
Executive Officer, President,         1995                53,333            --            --                  2,606            --
Chief Financial Officer and           1994                  --              --            --                   --              --
Secretary

Hans Junker, Vice President -         1996                95,000            --            --                   --              --
Operations                            1995                91,039            --            --                  6,606            --
                                      1994               112,500            --            --                   --              --

Randall Pinato, Executive             1996               123,191                          --                   --              --
Vice President-Sales and              1995                94,956            --            --                  6,606          54,520
Marketing                             1994                52,500            --            --                   --              --

C.A. Burns, Chairman of the           1996               151,457            --            --                   --              --
Board, Chief Executive                1995               220,000            --            --                 17,339            --
Officer and President                 1994               366,300            --            --                   --              --

EMPLOYMENT AGREEMENTS

       Effective October 31, 1994, as amended October 16, 1995, the Company entered into employment agreements with Hans Junker, Vice President - Operations; Calvin DeCoursey, Vice President - Technology; and Randall Pinato, Executive Vice President - Sales and Marketing (collectively, "the Executives"), each for an initial term of one year ending October 31, 1995 (subject to the termination provisions described below) ("Employment Agreements"). Pursuant to the employment agreements of each of Messrs. Junker, Pinato and DeCoursey, each is entitled to (i) an annual salary of $95,000, $110,000 and $95,000 respectively per year respectively; (ii) bonus compensation based upon the growth and success of the Company's business as may be determined by the Compensation Committee of the Board of Directors; and (iii) other benefits equivalent to those provided to the Company's other officers. The Employment Agreements have been extended by mutual agreement of the parties for an additional two-year term ending October 31, 1997. The Employment Agreements may be amended only with the consent of the parties.

       The Employment Agreements are terminable by the Company for cause at any time or in the event that the Executive becomes disabled and, as a result, is unable to perform his duties in a normal manner for six consecutive months or an aggregate of eight months, whether or not consecutive, during any 12 consecutive months. If any of the Employment Agreements are terminated as a result of an Executive's death or disability, the terminated Executive will be entitled to receive an amount equal to 12 months' salary at his base rate, less disability benefits received, if any. In addition, each Executive has agreed not to solicit or interfere with or attempt to disrupt the relationship between the Company and its employees, licensors, licensees, customers or suppliers with respect to the Company's business with the Company for a period of one year after the termination of the Executive's employment.

       Each Executive has executed an inventions and secrecy agreement pursuant to which each Executive has agreed not to disclose any confidential information acquired by him in the course of, or as an incident to, his employment and has assigned to the Company all inventions made or conceived by the Executive during his employment and for one year thereafter related to the business of the Company.

STOCK OPTION PLANS

       1994 Stock Option Plan.

       The Company's 1994 Stock Option Plan (the "1994 Option Plan") was adopted by the Company's Board of Directors on September 13, 1994, and was approved by the Company's stockholders on August 17, 1995. The 1994 Option Plan provides for the issuance to employees of the Company of both incentive stock options under section 422 of the Internal Revenue Code and nonqualified stock options. Nonemployee directors and consultants of the Company are eligible to receive nonqualified stock options only. The Company has reserved 3,218 shares of authorized but unissued shares of Common Stock for issuance under the 1994 Option Plan.

       Options may be granted under the 1994 Option Plan at the sole discretion of the Company's Board of Directors or a committee appointed by the Board to administer the 1994 Option Plan. The exercise price of options granted under the 1994 Option Plan is determined by the Board, provided that with respect to incentive stock options the exercise price must be at least the fair market value of the Common Stock on the date such options are granted (110% of fair market value if granted to 10% stockholders). Options granted under the 1994 Option Plan are exercisable over such terms as the Board of Directors determines, up to a maximum of ten years from the date of grant, in the case of incentive stock options.

       As of the date of this report, there were outstanding options granted under the 1994 Option Plan to purchase up to an aggregate of 2,447 shares of Common Stock, at option exercise prices ranging from $46.65 to $76.875 per share. None of such options were issued to the Company's executive officers or directors except Mr. Caldwell, the Vice President-Finance and Secretary, who received options to purchase up to 939 shares of Common Stock at prices ranging from $46.65 to $52.65 per share. All such options are exercisable on or before January 4, 2006, and are intended to qualify as incentive stock options. The right to exercise each such option becomes vested with respect to 25% of the underlying shares on the first anniversary of the date of grant, or, in some cases the anniversary of the optionee's employment date, and with respect to the remaining 75% of shares ratably on the first day of each month thereafter for a period of 36 months.

       1995 Stock Option Plan.

       The Company's 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Company's Board of Directors on August 31, 1995, and was approved by the Company's stockholders on August 31, 1995. The 1995 Option Plan provides for the issuance to employees of the Company of both incentive stock options under
Section 422 of the Internal Revenue Code and nonqualified stock options. Nonemployee directors and consultants of the Company are eligible to receive nonqualified stock options only. The Company has reserved 23,000 shares of authorized but unissued shares of Common Stock for issuance under the 1995 Option Plan.

       Options may be granted under the 1995 Option Plan at the sole discretion of the Company's Board of Directors or a committee appointed by the Board to administer the 1995 Option Plan. The exercise price of options granted under the 1995 Option Plan are determined by the Board, provided that with respect to incentive stock options the exercise price must be at least the fair market value of the Common Stock on the date such options are granted (110% of fair market value if granted to 10% stockholders and, with respect to nonqualified stock options, the Company has agreed with the Underwriter that the exercise price will be at least fair market value on the date of grant). Options granted under the 1995 Option Plan are exercisable over such terms as the Board of Directors determines, up to a maximum of ten years from the date of grant, in the case of incentive stock options.

       As of the date of this report, there were outstanding options granted under the 1995 Option Plan to purchase up to an aggregate of 9,377 shares of Common Stock, at option exercise prices ranging from $32.82 to $103.125 per share. None of such options were issued to the Company's executive officers or directors except Mr. Caldwell, the Chief Executive Officer, who received options on October 23, 1995, to purchase up to 1,667 shares of Common Stock at $71.25 per share. All such options are exercisable on or before October 12, 2006, and are intended to qualify as incentive stock options. The right to exercise each such option becomes vested with respect to 25% of the underlying shares on the first anniversary of the date of grant, or, in some cases, the anniversary of the optionee's employment date, and with respect to the remaining 75% of shares ratably on the first day of each month thereafter for a period of 36 months.

       1996 Director's Stock Option Plan

       On October 11, 1996, the Board of Directors approved the Company's 1996 Director's Stock Option Plan (the "Director's Plan"). The Director's Plan authorizes the automatic granting of nonqualified stock options to purchase an aggregate of up to 20,333 shares of Common Stock to nonemployee directors of the Company or its subsidiaries. No option may be granted after October 10, 2006. The exercise price of the options will be the closing sales price of a share on the date of grant. The Director's Plan is administered by the Board of Directors, which has authority to administer the Director's Plan in accordance with the provisions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. All grants of options under the Director's Plan will be automatic and nondiscretionary.

       Under the Director's Plan, each nonemployee director not previously granted a similar option will automatically be granted an option to purchase 2,000 shares on the date on which such person first becomes a director. Each nonemployee director will automatically be granted an option to purchase 333 shares on each annual anniversary of such nonemployee director's election or appointment to the Board of Directors. All option grants are subject to stockholder approval of the Director's Plan. Options granted on the date the recipient becomes a director are referred to herein as "Initial Grant Options." Options issued annually thereafter are referred to herein as "Annual Grant Options."

       Payment of the exercise price for shares purchased upon exercise of an Initial Grant Option may be made (i) by the delivery of a promissory note (a "Note Exercise"), provided that the optionee may only utilize a Note Exercise on the date of grant ("Grant Date"); (ii) by delivery to the Company of cash or a check to the order of the Company in an amount equal to the purchase price of such shares; (iii) by delivery to the Company of shares of Common Stock of the Company then owned by the optionee having a fair market value equal in amount to the purchase price of such shares; (iv) by any other means which the Board of Directors determines is consistent with the purpose of the 1996 Director's Stock Option Plan and with applicable laws and regulations; or (v) by any combination of such methods of payment. In the event that the optionee elects to exercise the Initial Grant Option by means of a Note Exercise, the option vests and becomes exercisable in its entirety on the Grant Date. If the optionee elects to pay the exercise price in a form other than a Note Exercise, an Initial Grant Option will vest and become exercisable ratably over a 36-month period from the Grant Date. Shares issued under a Note Exercise will be held in escrow until the notes have been satisfied. In addition, such shares are subject to a repurchase option exercisable by the Company if the optionee voluntarily terminates his or her relationship with the Company (the "Repurchase Option"). The Repurchase Option decreases ratably over a 36-month period from the date of exercise. Shares will be released from escrow only upon lapse of the forfeiture condition and payment of the note.

       Annual Grant Options are immediately exercisable on the date of grant under terms similar to those of the Initial Grant Option.

       Options granted under the Director's Plan will generally terminate on the fifth anniversary of the date of grant. If an optionee ceases to serve as a director for any reason, including death or disability, he or she may, but within ninety (90) days, exercise the options.

       On October 11, 1996, Bruce Chatterley, Richard Wolf and Frank Vigilante each received 2,000 and Howard Phillips received 1,000 nonqualified options under the Director's Plan for Initial Grant Options. With the exception of Frank Vigilante, each recipient exercised such options pursuant to a Note Exercise.

         On August 19, 1996, Richard E. Salwen resigned as a member of the Board of Directors and forfeited 722 shares of common stock. On January 7, 1997, Howard Phillips and Richard Wolf resigned as members of the Board of Directors and forfeited 1,500 shares and 1,833 shares, respectively. On January 30, 1997, C. A. Burns resigned as Chief Executive Officer, President and Chairman and forfeited 9,873 shares of common stock. On January 31, 1997, Bruce Chatterley resigned as a member of the Board of Directors and forfeited 2,000 shares of common stock.

FOUNDER'S AND DIRECTOR'S OPTIONS

       The Company issued to certain executive officers of the Company options to purchase up to an aggregate of 37,154 shares of Common Stock (the "Founder's Options"). An additional 2,000 options were issued to the Company's nonemployee directors (the "Director's Options" and, together with the Founder's Options, the "Non-Plan Options"). The Founder's Options and the Director's Options were issued outside of the 1994 Option Plan and 1995 Option Plan. Each of the recipients of the Non-Plan Options exercised such options on October 16, 1995, at an exercise price of $76.50 per share for an aggregate purchase price of $2,995,230 (the "Founder's Shares"). Such founders and directors paid for the Founder's Shares with non-recourse promissory notes, bearing interest at 8.75% per annum, secured by the Founder's Shares. The Founder's Shares are being held in escrow until the notes have been satisfied. The Founder's Shares are subject to a repurchase option exercisable by the Company if a founder or director voluntarily terminates his relationship with the Company (the "Repurchase Option"). The Repurchase Option decreases ratably over a 36-month period. The exercise price of the Non-Plan Options were paid by the optionees by delivery to the Company of a 10-year nonrecourse promissory note (the "Non-Plan Option Note") secured by the shares issued. The option shares were placed into escrow and became subject to forfeiture in the event the optionee voluntarily leaves his employment with the Company. The forfeiture condition lapses ratably over the 36 months following exercise. Shares will be released from escrow only upon lapse of the forfeiture condition and payment of the Non-Plan Option Note. Founder's Options were issued and exercised by the following persons in the amount indicated: C. A. Burns(1), 17,339 shares; Randall Pinato, 6,606 shares; Hans Junker, 6,606 shares; and Calvin DeCoursey, 6,606 shares. Director's Options were issued and exercised by the following persons in the amount indicated: Howard W. Phillips, 1,000 shares and Richard E. Salwen: 1,000 shares. As of the date hereof, due to Messrs. Burns', Salwen's and Phillips' resignations, 11,179 shares have been forfeited and 27,974 Non-Plan Options are still outstanding.

ESCROW SHARES

         As a condition to the initial closing of a private placement in 1995, certain holders of shares of Common Stock placed 16,087 shares in escrow (the "Escrow Shares"). The holders of the Escrow Shares may continue to vote such shares; however, the Escrow Shares are not assignable or transferable and are not deemed outstanding for purposes of the Company's financial statements.

         The Escrow Shares are subject to release on the Company meeting the following conditions:

                  (i) The Company's net income in any one of the fiscal years ending December 31, 1997 or December 31, 1998, after provision for income taxes and exclusive of any extraordinary earnings or charges to income resulting from the release of the Escrow Shares (as derived from the Company's financial statements audited by the Company's independent certified public accountants) amounts to at least $3,500,000 for the fiscal year ending December 31, 1997 or $4,500,000 for the fiscal year ending December 31, 1998;

                  (ii) If the Company is sold in a private sale at a price which, after giving effect to the release of such shares, results in the payment on the Common Stock of at least $270 per share in 1997, or $360 per share in 1998 (the "Minimum Price"), then so much of the Common Stock held in escrow as is required to provide for the sale of all shares of Common Stock at a price at least equal to the Minimum Price per share shall be released prior to the sale and sold; or

                  (iii) For any period of thirty (30) consecutive trading days, the average bid price of the Common Stock on Nasdaq equals or exceeds (a) $225 during the Company's fiscal year ending December 31, 1997, or (b) $300 during the Company's fiscal year ending December 31, 1998.

         The Company expects that the release of the Escrow Shares will be deemed compensatory and, accordingly, will result in substantial charges to earnings equal to the fair market value of the Escrow Shares as of the date on which they are released. Such charges could substantially increase the loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the periods in which the Escrow Shares are released or are probable of being released. If none of the foregoing earnings, sale or stock goals are attained by December 31, 1998, the Escrow Shares as well as any dividends or other distributions made with respect thereto, will be contributed to the capital of the Company.

STOCK OPTION GRANTS

         The Company did not grant any options, stock appreciation rights or similar rights to the Named Executive Officers during fiscal year 1996.

OPTION EXERCISE AND YEAR-END HOLDINGS

         The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of December 31, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                    Number of Securities Underlying     Value of Unexercised In-the-
                                                      Unexercised Options/SARs at           Money Options/SARs at
                                                               FY-End (#)                        FY-End (#)
                         Shares                     --------------------------------    ----------------------------
                       Acquired on       Value
        Name            Exercise      Realized(1)     Exercisable      Unexercisable    Exercisable    Unexercisable
        ----            --------      -----------     -----------      -------------    -----------    -------------
C.A. Burns                 -0-            -0-                -0-             -0-            -0-               -0-
Nelson B. Caldwell         -0-            -0-              1,026           1,580            -0-               -0-
Hans Junker                -0-            -0-                -0-             -0-            -0-               -0-
Randall Pinato             -0-            -0-                -0-             -0-            -0-               -0-

------------------

(1)       Market price at time of exercise less exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On October 3, 1996, the Company entered into a Consulting Agreement (the "Consulting Agreement") with Coastline Financial Group, Inc. ("Coastline"). Richard Adrey is President of Coastline and a Director of the Company (though not at the time of executing the Consulting Agreement). Under the Consulting Agreement, Coastline has agreed to provide certain financial consulting, business consulting, investor relations and financial public relations services to the Company for a period of one year (unless earlier terminated). The Company has agreed to pay Coastline a cash fee of $7,500 per month and issue to Coastline an option to purchase up to 3,333 shares of Common Stock at any time from December 31, 1996 through March 31, 1999 at an exercise price of $33.75 per share. In addition, unless the Consulting Agreement is earlier terminated, the Company has agreed to issue to Coastline, on each of January 2, 1997, April 2, 1997, and June 30, 1997, options to purchase up to 3,334 shares of Common Stock at an exercise price of $33.75 per share on or before March 31, 1999. In the event Coastline is solely responsible for arranging certain financing transactions, Coastline may receive additional compensation. The Consulting Agreement may be terminated by either Coastline or the Company at the end of six months with 30 days' notice to the other party. If no such notice is received by the end of the fifth month, the Consulting Agreement will continue through the term.

         On October 11, 1996, the Company granted to Bruce Chatterley, Howard Phillips, Richard Wolf and Frank Vigilante, each a nonemployee director of the Company, options to purchase an aggregate of 7,000 shares of Common Stock at $32.786 per share (the "New Director's Options").

With the exception of the option issued to Mr. Vigilante, the New Director's Options were exercised by the optionees effective October 11, 1996, by delivery to the Company of the optionees 10-year, nonrecourse promissory notes secured by the shares issued. Due to the resignations of Messrs. Chatterley, Phillips and Wolf, an aggregate of 4,750 shares were forfeited.

         On May 4, 1995, the Company granted to C. A. Burns, Hans Junker, Calvin DeCoursey and Randall Pinato, each an executive officer of the Company, options to purchase an aggregate of 37,154 shares of Common Stock at $76.50 per share (the "Founder's Options"). The Founder's Options were exercised by the optionees effective as of October 16, 1995, by delivery to the Company of the optionee's 10-year, nonrecourse promissory note secured by the shares issued. Options to purchase an aggregate of 2,000 shares on such terms were granted to and exercised by Howard W. Phillips, a former nonemployee director of the Company, and Richard E. Salwen, a former nonemployee director of the Company, on July 17, 1995 (the "Director's Options"). The Director's Options were exercised by the optionees as of October 16, 1995, by delivery to the Company of the optionee's 10-year nonrecourse promissory note secured by the shares issued.

         On April 11, 1995, the Company conducted the final closing of the sale to private investors of an aggregate of 30 units (the "1994 Units"), each 1994 Unit consisting of (i) 1,073 shares of Common Stock; and (ii) 3,334 shares of Preferred Stock (the "Private Placement"). The purchase price per 1994 Unit was $100,000. The Company received gross proceeds of $3,000,000 with respect to the sale of the 1994 Units, yielding net proceeds after the payment of fees and expenses of approximately $2,500,000. The Private Placement resulted in the Company's issuance of 32,174 shares of Common Stock and 1,500,000 shares of Preferred Stock (convertible into 32,174 shares of Common Stock).

         The Company paid to D. H. Blair in connection with the Private Placement and a 1994 note financing an aggregate of $330,000 and issued to D. H. Blair and its designees warrants to purchase up to an aggregate of 20,270 shares of Common Stock. Howard Phillips, a director of the Company, was Director of Corporate Finance of D. H. Blair until August 1995.

         D. H. Blair acted as placement agent for both the 1994 Note financing and the Private Placement.

         With respect to each transaction between the Company and an affiliate of the Company, the Company believes that such transactions were on terms at least as favorable to the Company as they would have been had they been consummated with unrelated third parties. The Board of Directors has adopted a policy that, in the future, prior to entering into any transaction with a related party, a similar determination must be made with respect to such transaction by a majority of the Company's disinterested directors or shareholders.

           RATIFICATION OF APPOINTMENT OF CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has reappointed Coopers & Lybrand L.L.P. as the Company's independent certified public accountants. Coopers & Lybrand L.L.P. have been the Company's certified public accountants since January, 1994.

          Although not required by Nevada law, the Company intends to make it a practice of seeking stockholder ratification of the appointment of the Company's auditors at each annual meeting. The Board recommends such ratification, and will consider the proposal ratified upon the affirmative vote of a majority of the outstanding shares of the Company's Common Stock present and voting (assuming the presence of a quorum) at the Annual Meeting. In the event the specified vote is not obtained, the matter will be returned to the Board of Directors for consideration of alternatives. Representatives of Coopers & Lybrand L.L.P. are expected to be in attendance at the Annual Meeting, will have an opportunity to make a statement, if they so desire, and are expected to be available to answer appropriate stockholder questions.

OTHER MATTERS

         The Company does not know of any matter other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. Should any other matter be properly brought before the Annual Meeting, the holders of the proxies herein solicited will vote thereon in their discretion.

                              FINANCIAL STATEMENTS

         Stockholders should refer to the Financial Statements set forth in the Annual Report on Form 10-KSB, concurrently being provided, which financial statements are incorporated herein by this reference.

           SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         In accordance with Rule 14a-8 of the proxy rules of the Securities and Exchange Commission, stockholders are advised that any proposal which a stockholder wishes to have presented at the 1998 Annual Meeting and included in the Company's proxy statement and form of proxy for such meeting must be received by the Company at its principal office, 6880 South McCarran Boulevard, Reno, Nevada 89509, Attention Mr. Nelson B. Caldwell, no later than December 1, 1997.



April 16, 1997

                                    By Order of the Board of Directors



                                    Nelson B. Caldwell
                                    President and Chief Executive Officer

                                   APPENDIX A

                                  FORM OF PROXY

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                              TELECHIPS CORPORATION

         THE UNDERSIGNED UNDERSTANDS THAT THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TELECHIPS CORPORATION, A NEVADA CORPORATION (THE "CORPORATION"). The undersigned hereby appoints Kevin A. Coyle, Esq., with full power of substitution, proxy for the undersigned to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on May 21, 1997, at the principal office of the Corporation located at 6880 South McCarran Boulevard, Reno, Nevada, at 2:00 P.M. Pacific time, or any adjournment thereof.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

         1.       ELECTION OF DIRECTORS:

                  ( ) FOR all nominees listed BELOW (except as marked to the contrary below).

                                    Richard Adrey

                                    Nelson B. Caldwell

                                    Randall Pinato

                                    Frank S. Vigilante

                           (INSTRUCTION:  To withhold authority to vote for any
                            nominee(s), write the name of the nominee(s) in the space provided below.)


                           ----------------------------------------------------

                  ( ) WITHHOLD AUTHORITY to vote for all nominees listed above.

         2. RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND, L.L.P. AS THE COMPANY'S CERTIFIED PUBLIC ACCOUNTANTS

                  ( ) FOR ratification of the selection of Coopers & Lybrand, L.L.P. as the Company's certified public accountants.

                  ( ) AGAINST ratification of the selection of Coopers & Lybrand, LLP as the Company's certified public accountants.

                  ( )      ABSTAIN

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ABOVE.

         When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of an entity, please provide the name of the stockholder of record and the full title of the person signing on behalf of the stockholder of record.

Dated: __________________, 1997



                                         _______________________________________
                                         Signature of Stockholder



                                         _______________________________________
                                         Print Name of Stockholder



                                         _______________________________________
                                         Signature of Stockholder



                                         _______________________________________
                                         Print Name of Stockholder


           STOCKHOLDERS SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT
                            IN THE ENCLOSED ENVELOPE.